Exhibit 4.23

Transfer Agreement

with respect to the Comprehensive Operator Services Agreement between

China Unicom Corporation Limited

Unicom New Century Telecommunications Corporation

Unicom New World Telecommunication Corporation

and

China United Telecommunications Corporation Limited

November 20, 2003

THIS AGREEMENT is hereby entered into on November 20, 2003, in Beijing, People’s Republic of China by and between:

(1)	Transferor:	China Unicom Telecommunications Corporation Limited (“Unicom A Share Company”)
Address: 88 Century Boulevard, Jinmao Tower, 40th Floor, Shanghai
Legal Representative: Wang Jianzhou

and

(2)	Transferees:	China Unicom Corporation Limited (“CUCL”)
Address: 18 Jianguomenneidajie, Hengji Center, Tower One, 12th Floor, Beijing
Legal Representative: Wang Jianzhou

Unicom New Century Telecommunications Corporation (“Unicom New Century”)
Address: 18 Jianguomenneidajie, Hengji Center, Tower One, 10th Floor, Suite 1012, Beijing
Legal Representative: Wang Jianzhou

Unicom New World Telecommunications Corporation (“Unicom New World”)
Address: 18 Jianguomenneidajie, Hengji Center, Tower One, 10th Floor, Suite 1009, Beijing
Legal Representative: Wang Jianzhou

WHEREAS:

(1)                                  China United Telecommunications Corporation (“Unicom Group”), a limited liability company duly incorporated and validly existing in China and engaging in integrated telecommunications business, is the controlling shareholder of Unicom A Share Company;

(2)                                  Unicom A Share Company, a limited liability company duly incorporated and validly existing in China, has had its common stock listed on the Shanghai Stock Exchange since October 9, 2002, with Unicom Group holding 74.6017% of its total shares;

(3)                                  CUCL, a wholly owned subsidiary of China Unicom Limited (“Unicom Red-Chip Company”) engages in the following businesses: domestic and international long-distance telecommunications; mobile telecommunications service in Beijing, Tianjin, Hebei, Liaoning, Shanghai, Jiangsu, Zhejiang, Anhui, Fujian, Shangdong, Hubei and Guangdong (collectively the “12 Provinces and Municipalities”); wireless beep-paging; internet and IP call; technical advice and service;

Unicom New Century, a wholly owned subsidiary of Unicom Red-Chip Company engaging in integrated telecommunications service, with the approval of the document of Xin-bu-dian-han [2002] No. 299 formulated by the Ministry of Information Industry of PRC (“MII”) has been authorized by Unicom Group to operate mobile telecommunications business in Sichuan, Xinjiang, Chongqing, Shaanxi, Guangxi, Henan, Heilongjiang, Jilin and Jiangxi (collectively the “9A Regions”);

(4)                                  Unicom New World, a limited liability company engaging in integrated telecommunications service, was established by Unicom Group on November 4, 2003, and is wholly owned by Unicom Group. Unicom Group has contributed its GSM mobile service assets (the “GSM Assets”) in Shanxi, Neimenggu, Hunan, Hainan, Yunnan, Tibet (no GSM Assets), Gansu, Qinghai and Ningxia (collectively “the 9B Regions”) into Unicom New World, which, with the approval of the document of Xin-bu-dian-han [2003] No. 443 formulated by MII, has been authorized to provide mobile service in the 9B Regions;

(5)                                  Unicom Group and Unicom A Share Company signed a memorandum on August 12, 2002, on the transaction matters, after the stock offering of Unicom A Share Company, between Unicom Group or its subsidiaries (excluding Unicom A Share Company and any subsidiaries controlled by Unicom A Share Company) and Unicom Red-Chip Company, indirectly controlled by Unicom A Share Company, and its subsidiaries;

(6)                                  Unicom Group, through its wholly owned overseas subsidiaries, is to transfer all the stock equity of Unicom New World to Unicom Red-Chip Company (the “Assets Injection Project”). After the completion of the Assets Injection Project, Unicom New World shall be one of the subsidiaries of Unicom Red-Chip Company operating domestic telecommunications business;

(7)                                  Guoxin Paging Corporation Limited (“Guoxin Paging”), a limited liability company duly incorporated and validly existing in China, has its stock equities entirely held by CUCL. Pursuant to a transfer agreement entered into by Guoxin Paging, CUCL and Unicom New Century regarding the assets of 1001 phone code resource, Guoxin Paging shall engage in customer service business by means of the 1001 phone code resource within the areas where Unicom Red-Chip Company provides mobile telecommunications service;

(8)                                  Unicom Group, through its holding company, Unicom A Share Company, is to counterpurchase all the stock equities of Guoxin Paging from CUCL (the “Paging Counterpurchase Project”); and

(9)                                  the Comprehensive Operator Services Agreement (the “Services Agreement”) was entered into on November 20, 2003, by Unicom Group, Guoxin Paging and Unicom A Share Company.

NOW THEREFORE, for the purpose of the Paging Counterpurchasing Project and the Assets Injection Project, on the ground of equality and mutual benefits and through friendly consultations, the parties hereto reach this Agreement as follows:

1.                                       Subject to the satisfaction of the conditions set forth in Section 6 herein under which this Agreement becomes effective, the Transferor hereby agrees to transfer all the rights and obligations set out in the Services Agreement and the annexes thereto to the Transferees, who shall accept such rights and obligations respectively in their own areas of mobile telecommunications service (namely, CUCL in the 12 Provinces and Municipalities, Unicom New Century in the 9A Regions and Unicom New World in the 9B Regions).

2.                                       Once such rights and obligations under the Services Agreement and the annexes thereto have been transferred to each of the Transferees, the Transferees shall immediately succeed to such rights and obligations while the Transferor shall immediately terminate such rights and obligations.

3.                                       The Transferor acknowledges that, pursuant to Section 7 in the Services Agreement, Unicom Group has irrevocably agreed to have the Transferor assign the Transferor’s rights and obligations under the Services Agreement and the annexes thereto to the subsidiaries of Unicom Red-Chip Company operating domestic telecommunications business, and that no other consents of Unicom Group shall be required for such assignment.

4.                                       Each party hereto warrants to have its own full rights, power and ability to execute and perform this Agreement, which shall become a legal, effective and binding obligation to each party hereto upon execution.

5.                                       The Transferees agree to enjoy and perform on the ground of the clauses and conditions under the Services Agreement all the Transferor’s rights and obligations thereunder in the past or in the future within the effective term of the Services Agreement.

6.                                       Effectiveness of this Agreement:

Subject to the satisfaction of the following conditions, this Agreement shall become effective simultaneously with the Services Agreement:

6.1                                 In accordance with the applicable laws, regulations and listing rules, a general meeting of the shareholders of Unicom Red-Chip Company approves the Transferor to transfer all its rights and obligations under the Services Agreement to the Transferees; and

6.2                                 The conditions set forth in Section 8 of the Services Agreement have been satisfied.

7.                                       Force Majeure

In the event that any party hereto is prevented from performing any of its obligations under this Agreement and the annexes hereto as a consequence of any Force Majeure events, which are unforeseeable and the occurrence and results of which are unavoidable, such party shall notify the other party without delay, and within 15 days thereafter provide detailed information concerning such events and certification concerning the reasons for its inability to perform all or part of, or for deferring the performance of, the obligations under this Agreement and the annexes hereto. The parties hereto shall, through consultations, decide whether to terminate this Agreement or to partly exempt the performance of or to defer the performance of the obligation according to the extent to which the performance of this Agreement is affected by such Force Majeure event.

8.                                       Confidentiality

Except to the extent that disclosure is required by law or by the rules of the relevant supervisory authorities, or for the purpose of information disclosure submitted to the Shanghai Stock Exchange by the Transferor or to the Hong Kong Stock Exchange by Unicom Red-Chip Company, no party hereto shall, without the other party’s written consent, provide or disclose to any company, enterprise, organization or individual any data or information relating to the other party’s businesses.

9.                                       Non-waiver

Unless otherwise required by law, any party’s failure or delay to exercise any right, power or privilege shall not be deemed as a waiver of them, and any partial exercise of any right, power or privilege shall not preclude the exercise of such right, power or privilege in the future.

10.                                 Notice

All notices relating to this Agreement shall be in writing and may be delivered either by special messenger, fax or mail. Notices delivered by messenger shall be deemed served upon their handover; notices delivered by fax shall be deemed served when the sent signal appears on the sender’s fax machine; notices delivered by mail shall be deemed served on the third working day (extension is allowed for any statutory holiday) after the date of sending. Any notice shall immediately come into force upon being served.

The mailing addresses of the parties hereto are as follows:

China United Telecommunications Corporation Limited

Attention: Zhao Yilei

Address:   88 Century Boulevard, Jinmao Tower, 40th Floor, Shanghai

Zipcode:   200121

China Unicom Corporation

Attention: Yang Xiaowei

Address:   A133 Xidanbeidajie, 10th Floor, Suite 1029, Xicheng District, Beijing

Zipcode:   10032

Unicom New Century Telecommunications Corporation

Attention: Jia Yongzeng

Address:   A133 Xidanbeidajie, 9th Floor, Suite 976, Xicheng District, Beijing

Zipcode:   10032

Unicom New World Telecommunications Corporation

Attention: Song Xiaoxi

Address:   A133 Xidanbeidajie, 8th Floor, Suite 828, Xicheng District, Beijing

Zipcode:   10032

11.                                 Applicable Law

This Agreement shall be governed by the PRC law, and interpreted and implemented in accordance with the PRC law.

12.                                 Dispute Settlement

The parties hereto shall primarily endeavor to resolve any dispute with respect to the validity, interpretation or performance of this Agreement through friendly consultation. In the event that a resolution fails to be reached by the parties hereto within 30 days after the occurrence of the dispute, any party may submit the dispute for litigation to a people’s court that has jurisdiction.

13.                                 Miscellaneous

13.1                           Upon unanimous agreement the parties hereto may amend or supplement this Agreement and its annexes, and all the amendments or supplements shall become effective upon written execution by the signatures of the legal representatives of the parties hereto or its duly authorized representatives and by the corporate seals of the parties hereto.

13.2                           This Agreement is severable, and the invalidity or non-enforcement of any provision of this Agreement and its annexes shall not affect the validity and enforcement of any other provision hereof.

13.3                           This Agreement has eight originals with each having equal legal effect and each party hereto holding two of them.

Signature page

China United Telecommunications Corporation Limited (Corporate Seal)

By:	/s/ Sun Qian
(Legal Representative or Authorized Representative)

China Unicom Corporation (Corporate Seal)

By:	/s/ Tong Jilu
(Legal Representative or Authorized Representative)

Unicom New Century Telecommunications Corporation (Corporate Seal)

By:	/s/ Tong Jilu
(Legal Representative or Authorized Representative)

Unicom New World Telecommunications Corporation (Corporate Seal)

By:	/s/ Tong Jilu
(Legal Representative or Authorized Representative)